PAID UP
OIL AND GAS LEASE

THIS AGREEMENT is entered into effective the 1st day of February 2002, by and between

The Allar Company
P.O. Drawer 1567
Graham, TX 76450-1567

EG3, Inc.
P.O. Drawer 1567
Graham, TX 76450-1567

COPY

Gary J. Lamb
P.O. Box 3383
Midland, TX 79702

John R. Norwood
P.O. Box 10703
Midland, TX 79702

Jon M. Morgan Pension Plan
P.O. Box 1015
Midland, TX 79702

Loyd W. Powell, Jr. Children's Trust
P.O. Box 9257
Dallas, TX 75209

(hereinafter collectively referred to as "Lessor"), and

Nathan Oil Partners LP
602 South Harbor Court
Granbury, TX 76048

(hereinafter referred to as "Lessee"),

WITNESSETH:

ARTICLE I

Lessor, in consideration of One Hundred Dollars, ($100.00), cash to it in hand paid by Lessee, and of the covenants and agreements of Lessee contained herein, does hereby demise, lease, and let unto Lessee for exploring, drilling, mining, and operating for oil, gas and other liquid or gaseous hydrocarbon minerals of like nature, and engaging in any activity reasonably necessary to produce, save, and take care of said products, that tract or those tracts of land, sometimes hereinafter referred to as "leased premises", situated in Edwards County, Texas described as follows, to-wit:

Survey	Original Grantee	Abstract No.	Acreage
34: SE/4	F. K. Douglas	1602	160.242
34: N/2 & SW/4	V. A. Brown	2856	480.645
35	GWT & P RR Co.	1190	641.069
36	T. H. Cransbay	2319	635.693
37	GWT & P RR Co.	1191	636.886
38: NW/4	V. A. Brown	2857	161.572
38: S/2 & NE/4	T. H. Cransbay	2321	484.164
39	GWT & P RR Co.	1192	643.109
46: NE/4	J. D. Stillman	1648	163.168
46: NW/4 & S/2	T. H. Cransbay	2454	489.339
47	GWT & P RR Co.	1196	655.978
48: N/2	T. H. Cransbay	2320	322.054
48: S/2	V. A. Brown	2858	322.100
49	GWT & P RR Co.	1197	649.758
50	C. G. Friebele	2491	661.485
59: S/2	GWT & P RR Co.	1202	323.731
60: S/2	C. G. Friebele	2492	318.651

All situated in Block 3, GWT & P RR Co. Survey and all limited in depth to depths below 1,500 feet beneath the surface of the earth

For the purposes hereof, the land described above is estimated to be 7,749.644 acres, more or less.

ARTICLE II

Subject to the provisions herein, this lease shall remain in force for a period of five (5) years from the date hereof (hereinafter called ("Primary Term"), and as long thereafter as this lease is maintained by the provisions hereof.

ARTICLE III

This is a Paid-Up Oil, Gas and Mineral Lease. In consideration of the down cash payment, Lessor agrees that Lessee shall not be obligated, except as otherwise provided herein, to commence or continue any operations during the primary term.

ARTICLE IV

Lessee shall pay to Lessor, as royalty:

1. One-Fifth (1/5) of all oil, including distillate or condensate and other liquid hydrocarbons, produced and saved from the leased premises, which shall be delivered to Lessor's credit into any pipe line which the well or wells, or any of Lessee's tanks, may be connected, all free of cost of production and delivery. All oil and condensate shall be measured in tanks situated on the leased premises and such tanks shall not adjoin other tanks measuring oil or condensate in which Lessor has no interest or has a different interest. No liquid meters shall be used without Lessor's consent.

2. One-Fifth (1/5) of the value of all gas produced and saved or sold from the leased premises, delivered free of cost of production and delivery. Delivery is defined as made when the gas has been received by the first purchaser thereof. Value shall not be less than the market price then current for gas of like character and quality delivered to any other purchaser in that field.

3. One-Fifth (1/5) of the value of all plant products, including residue gas, free of extraction and plant or other process costs, where gas from the leased premises is processed by Lessee or through an affiliated company, or by any other party in a plant or process in or adjacent to the field in which the leased premises are located, or through arrangement on a royalty basis by Lessee with any other party in a plant or process not in or adjacent to the field wherein the leased premises are located. In this last event Lessor shall be paid only its proportionate share of said royalty paid to Lessee.

4. In the situations covered by the preceding Paragraph 3, Lessor shall receive not less than One-Fifth (1/5) of the value of all residue gas at a price not less than the then current market price for residue gas of like character and quality delivered to any other purchaser in or adjacent to the field where produced.

5. The provisions of Paragraphs 2, 3 and 4 above are subject to Lessor's unconditional right and option at any time to take said gas royalty in kind and to make Lessor's separate contracts for for for the sale and marketing thereof, provided only that adequate notice of the exercise of such right and option shall be given and Lessor at Lessor's expense shall make adequate arrangements for the separate sale and delivery. In addition, prior to entering into any contract for the sale of gas hereunder, Lessee shall give Lessor sixty (60) days' written notice of the terms which Lessee proposes to accept. Should Lessor object to such terms, Lessee agrees to meet with Lessor to endeavor in good faith to arrive at a mutually satisfactory solution. If an agreeable solution is not arrived at, then Lessor may exercise its option to take its gas royalty in kind and separately market it. Or, if Lessor fails to exercise such right and option to take the gas in kind by giving notice of that fact within sixty (60) days of such meeting, Lessee may market the royalty gas and pay for same as above set out until such time as Lessor decides to exercise its option to take the royalty gas in kind as herein set out.

6. In the measurement of oil or other liquid hydrocarbons, 100% tank tables shall be used. Field tests, measurements, and corrections of crude oil shall be in keeping with the currently approved A.P.I. Code of Measuring, Sampling and Testing Crude Oil.

ARTICLE V

At any time, either before or after the expiration of the primary term of this lease, if there is a gas well or wells on the above land (and for the purposes of this clauses (d) the term "gas well" shall include wells capable of producing natural gas, condensate, distillate or any other gaseous substance and wells classified as gas wells by any governmental authority) and such well or wells are shut-in before or after production therefrom, Lessee or any assignee hereunder may pay or tender an advance annual royalty equal in the amount of FIVE ($5.00) DOLLARS PER ACRE for the acreage then held under this lease by the party making such payment or tender, and if such payment or tender is made, it shall be considered under all provisions of this lease that gas is being produced from the leased premises in paying quantities for one (1) year from the date such payment or tender is made, and in like manner subsequent advance annual royalty payments may be made or tendered and it will be considered under all provisions of this lease that gas is being produced from the leased premises in paying quantities during any annual period for which such royalty is paid or tendered; such advance royalty may be paid or tendered to the Lessor directly or Lessor's heirs, successors and assigns. The payment or tender of shut-in royalty shall be made by check of Lessee, mailed or delivered to each Lessor, on or before the anniversary date of this agreement; royalty accruing to the owners thereof on any production from the leased premises during any annual period for which advance royalty is paid may be credited against such advance payment; and when there is a shut-in gas well or wells on the leased premises if this lease is not continued in force under some other provision thereof, it shall nevertheless continue in force for a period of ninety (90) days following the date to which this lease is continued in force by some other provision thereof, as the case may be, within which ninety-day period Lessee or any assignee hereunder may commence or resume the payment or tender of the advance royalty as herein provided.

ARTICLE VI

If, after the termination of the primary term hereof and/or the continuous development period hereinafter described, the production of oil, gas or other minerals from a governmental proration unit should cease from any cause, this lease shall not terminate as to that proration unit if Lessee commences reworking or additional drilling operations within ninety (90) days thereafter. If, at the expiration of the primary term, oil, gas or other mineral is not being produced on said land but Lessee is then engaged in operations for drilling, mining, or reworking of any well or mine thereon, this lease shall remain in force so long as drilling, mining, or reworking operations are prosecuted (whether on the same or different wells) with no cessation of more than ninety (90) consecutive days, and if they result in production, so long thereafter as oil, gas or

other minerals are produced from said land, or so long as this lease is held in force by other provisions hereof.

ARTICLE VII

Lessee shall have the right to use, free of cost, gas, oil and water produced by Lessee on leased premises for all operations hereunder. Lessee shall have the right at any time to remove all machinery and fixtures placed on the leased premises, including the right to draw and remove casing.

ARTICLE VIII

The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to the heirs, executors, administrators, successors, and assigns, but no change or division in ownership of the land or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No such change or division in the ownership of the land or royalties shall be binding upon Lessee for any purpose until such person acquiring any interest has furnished Lessee with the instrument or instruments or certified copies thereof, constituting his chain of title from the original Lessor. An assignment of this lease, in whole or in part, shall to the extent of such assignment, relieve and discharge Lessee of any obligations hereunder, and, if Lessee or assignee of part or parts hereof shall fail to comply with any provision of this lease, such failure shall not affect this lease insofar as it covers a part of said lands upon which Lessee or any assignee has not failed to so comply.

ARTICLE IX

Lessee shall not be liable for delays or defaults in its performance of any agreement of covenant hereunder due to force majeure. The term "force majeure" as employed herein shall mean: any act of God including but not limited to storms, floods, washouts, landslides, and lightning; acts of the public enemy; wars, blockades, insurrections or riots; strikes or lockouts; epidemics or quarantine regulations; laws, acts, orders or requests of federal, state, municipal or other governments or governmental officers or agents under color of authority; freight embargoes of any product, labor, service, or material. If Lessee is required, ordered or directed by any federal, state or municipal law, executive order, rule, regulation or request enacted or promulgated under color of authority to cease drilling operations, reworking operations or producing operations, then until such time as such law, order, rule, regulation, request or force majeure is terminated and for a period of ninety (90) days after such termination each and every provision of this lease that might operate to terminate it or the estate conveyed by it shall be suspended and inoperative and this lease shall continue in full force. If any period of suspension occurs during the primary term, the time thereof shall be added to such term.

ARTICLE X

Lessee, its successors and assigns, shall have the right at any time to surrender this lease, in whole or in part, to Lessor or his heirs or assigns by delivering or mailing a release thereof to the Lessor, or by placing a release thereof of record in the county in which said land is situated; thereupon Lessee shall be relieved from all obligations, expressed or implied, of this agreement as to the acreage so surrendered.

ARTICLE XI

In connection with operations for the production of oil and gas or either of them, Lessee is hereby granted the right at any time and from time to time, whether before or after production, to pool or unitize this lease, the land covered thereby, in whole or in part, as to any stratum or strata, with other lands and leases in the same area or field so as to constitute a unit or units whenever, in Lessee's judgment, necessary of advisable to comply with a law, rule, order or regulation of a governmental authority having jurisdiction, to reduce or prevent economic waste, to protect correlative rights, or to promote, encourage or accomplish the conservation of natural resources, by filing for record an instrument so declaring subject to the following: (a) Units formed to establish or comply with an orderly or uniform well spacing pattern for the production of oil or gas shall allocate to the portion of this lease included in any such unit a fractional part of all production from any part of such unit in the proportion that the total number acres covered by this lease included in such unit bears to the total number of acres included in such unit, and such units shall not exceed 40 acres if for the production of oil and shall not exceed 160 acres if for the production of gas, plus a tolerance of 10% in each instance, except that if the governmental authority having jurisdiction by appropriate rule, order or regulation prescribes or permits or, based on prior action of the applicable governmental authorities, may reasonably be expected to prescribe or permit units of a larger size, the unit or units may be increased to the maximum so prescribed or permitted or so reasonably expected to be prescribed or permitted.

ARTICLE XII

1. Notwithstanding anything herein contained to the contrary, in the event this lease is perpetuated beyond the primary term by oil and/or gas production or by drilling operations across the primary term Lessee will have the option of continuously developing the leased premises. Continuous development shall be defined for the purposes of this lease to mean the commencement of drilling operations on a new well within 180 days of completion of the last well drilled on the leased premises or on lands pooled therewith, regardless of whether such well was completed as a producer or as a dry hole. Upon cessation of continuous development operations, this lease shall terminate automatically except as to (a) the proration unit allocated by the Texas Railroad Commission for each producing and/or injection well located on the lands subject to this lease only as to those depths from the surface down to 150 feet below the deepest depth pipe is set in such producing well. Upon the actual termination of this lease as to any part of the said land as provided for in this paragraph, Lessee agrees to furnish Lessor a recordable release covering the lands and depths which are no longer subject hereto.

2. Payment of shut-in gas royalty as provided for in Article V hereinabove shall in no event operate to maintain this lease in force and effect for a period in excess of two (2) years beyond the above stated primary term.

3. Should this lease partially terminate as to lands on which Lessee has previously installed facilities and/or improvements, including (but not limited to) pipelines, roads, tank batteries, power stations and/or other structures, Lessor, insofar as it has the right to do so, grants to Lessee the right to maintain, operate and otherwise utilize such facilities and improvements, and Lessee is under no obligation to remove same for so long as this lease remains in force and effect as to any portion of the lands covered hereunder and so long as such facilities are reasonably required for the purpose of allowing the Lessee the enjoyment of the rights heretofore granted under the terms of this lease.

4. Within one hundred twenty (120) days after the termination of this lease for any cause, as to all of the leased premises, Lessee shall remove from the leased premises any and all surface equipment which Lessee may have placed thereon and shall restore the leased premises as near as possible to the condition existing on the date of this lease.

5. When this lease is abandoned by Lessee, Lessee, its successors and assigns, jointly and severally, agree to plug all wells drilled on said premises in accordance with the rules and regulations promulgated by the Railroad Commission of Texas or any other regulatory agency having such jurisdiction.

6. Lessee agrees to indemnify, defend and hold harmless Lessor against any and all suits, actions, losses, damages, claims or liability of any kind or character, type or description including without limiting the generality of the foregoing all expenses of litigation, court costs and attorney's fees for injury or death to any person, or any injury to any property, received or sustained by any person or persons or property arising out of or occasioned by the ownership of this Oil and Gas Lease and oil and gas operations on the above described lands by Lessee.

ARTICLE XIII

1. Lessor may, at Lessor's own risk and expense, have a representative on the leased premises during operations at all times, who shall be entitled to examine all cores, electrical logs, and other well data, and who may witness the checking or measuring of all hydrocarbons or minerals produced from the leased premises.

2. Lessee shall immediately execute and file this lease for record and shall promptly furnish Lessor at the addresses set forth herein above a recorded copy of same. Lessee shall, at Lessor's request, furnish Lessor with complete information concerning any and all wells drilled on the leased premises including but not limited to copies of all logs of wells, bottom-hole location surveys, core data, completion data, bottom-hole pressure data, and all other geologic or reservoir data obtained by Lessee from such wells. At Lessor's request Lessee shall also furnish Lessor with copies of all governmental filings. Lessor and Lessor's representatives shall hold all such information in strict confidence and shall not release any such information to third parties without the prior written consent of Lessee.

ARTICLE XIV

In the event Lessor considers that Lessee has failed to comply with any obligation, express or implied, Lessor shall give written notice to Lessee, and Lessee shall have sixty (60) days to comply with its obligations under this lease. Failure of Lessor to give such notice is not a prerequisite for damages or cancellation.

ARTICLE XV

1. This lease is made without warranty of title, express or implied.

2. Lessee shall pay and discharge before delinquency all taxes (including net proceeds taxes), assessments and other governmental charges upon or referable to any operations or acts of Lessee or on its behalf on the leased premises, including, but not limited to, the drilling or operation of any well or wells, the production, extraction, severance or removal of any hydrocarbon, the processing, refining, storage or use thereof, the sale of any such hydrocarbon or of any products manufactured therefrom or therewith, or the transportation thereof away from the leased premises.

3. Lessee may discharge any tax, mortgage or lien upon this land, and thereby become subrogated to such claim with the right to satisfy same out of royalties due under this lease.

ARTICLE XVI

1. Lessor reserves the right to explore, prospect, conduct geophysical surveys, drill, develop and operate the leased premises for coal or minerals other than oil, gas or liquid hydrocarbons at any depth, provided such does not unreasonably interfere with the rights herein granted to Lessee.

2. Lessor reserves and retains only unto itself the right of joint use and maintenance of any access roads utilized or constructed by Lessee (provided Lessee has the right to grant such use) hereunder where needed for the exploration, development, and operation of any rights or acreage (either horizontally or vertically) retained herein by Lessor according to this Article XVI item 1., or where needed in order to exercise ancillary rights in, or for access to, adjoining or nearby properties owned by Lessor.

ARTICLE XVII

Lessee assumes all responsibility for any damage resulting from its operations under this lease, and shall pay any and all increase in taxes that may be brought about by buildings or other improvements constructed by Lessee or its assigns on the leased premises during the life of this lease.

ARTICLE XVIII

1. In performing its obligations hereunder, Lessee shall be an independent contractor, and not the agent of Lessor. Nothing herein shall be construed as creating a partnership or otherwise establishing joint or collective liability.

2. Lessee shall indemnify and hold harmless Lessor and its employees and agents from all claims, costs, expenses, demands, losses, causes of action, liabilities and damages of every kind and character arising out of or related in any way, directly or indirectly, to (i) this lease, (ii) the leased premises, (iii) operations of or for Lessee, its affiliates, and/or production purchasers, (iv) Lessee's performance or failure to perform hereunder and (v) the acts or failure to act by Lessee's employees, agents, contractors and subcontractors.

ARTICLE XIX

1. In case of default by Lessee in the performance of any obligation hereunder, the mention herein of any right or remedy of Lessor with respect thereto shall not preclude Lessor from exercising any other right or remedy to which Lessor might otherwise be entitled with respect to that or any other obligation of Lessee.

2. Any and all notices, information or data required to be given by Lessee to Lessor shall be given by mailing same to Lessor's at the addresses set forth herein unless and until notice of change of address is given by Lessor to Lessee in writing. Any notice required to be given by Lessor to Lessee shall be given by mailing same to Nathan Oil Partners, LP, 602 South Harbor Court, Granbury, Texas 76048 unless and until notice of change of address is given by Lessee to Lessor in writing.

3. The provisions hereof shall extend to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the respective parties hereto.

THIS OIL AND GAS LEASE MAY BE EXECUTED IN ONE DOCUMENT SIGNED BY ALL OF THE LESSORS OR IN SEPARATE DOCUMENTS WHICH SHALL BE COUNTERPARTS HEREOF. IF EXECUTED IN SEPARATE COUNTERPARTS, ALL SUCH COUNTERPARTS, WHEN EXECUTED BY ONE OR MORE OF THE LESSORS, SHALL CONSTITUTE BUT ONE AND THE SAME INSTRUMENT. THE FAILURE OF ANY ONE OR MORE LESSORS TO SIGN THIS LEASE OR ANY COUNTERPART HEREOF, SHALL NOT IN ANY MANNER AFFECT THE VALIDITY AND BINDING NATURE OF THIS LEASE AS TO THOSE LESSORS WHO EXECUTED SAME.

IN WITNESS WHEREOF, this instrument is executed this 1st day of February, 2002, to be effective February 1, 2002.

LESSOR:

THE ALLAR COMPANY

Edwin S. Graham III

Edwin S. Graham, III - President

EG3, INC.

Edwin S. Graham III

Edwin S. Graham, III - President

Gary J. Lamb

Gary J. Lamb

John R. Norwood

John R. Norwood

JON M. MORGAN PENSION PLAN

Jon M. Morgan

Jon M. Morgan, Trustee

LOYD W. POWELL, JR. CHILDREN'S TRUST

Stephen J. Flanagan, Trustee

Stephen J. Flanagan, Trustee

LESSEE:

NATHAN OIL PARTNERS LP

By: JEFFREY D. PAQUIN

Title: C.E.O

THE STATE OF TEXAS §

COUNTY OF YOUNG §

This instrument was acknowledged before me on February 4, 2002 by Edwin S. Graham, III, as President of The Allar Company, a Texas corporation on behalf of said corporation.

RENNE UNDERWOOD
NOTARY PUBLIC
STATE OF TEXAS
My Commission Expires 08-30-2003

Renné Underwood
Notary Public in the State of Texas

THE STATE OF TEXAS §

COUNTY OF YOUNG §

This instrument was acknowledged before me on February 4, 2002 by Edwin S. Graham, III, as President of EG3, Inc., a Texas corporation on behalf of said corporation.

RENNE UNDERWOOD
NOTARY PUBLIC
STATE OF TEXAS
My Commission Expires 08-30-2003

Renné Underwood
Notary Public in the State of Texas

THE STATE OF TEXAS §

COUNTY OF MIDLAND §

This instrument was acknowledged before me on February 1, 2002 by Gary J. Lamb, whose marital status has not changed since acquiring this property.

DORA H. DUARTE
NOTARY PUBLIC
STATE OF TEXAS
My Comm. Exp. 5-29-2005

Dora H. Duarte
Notary Public in the State of Texas

THE STATE OF TEXAS §

COUNTY OF MIDLAND §

This instrument was acknowledged before me on February 1, 2002 by John R. Norwood, whose marital status has not changed since acquiring this property.

DORA H. DUARTE
NOTARY PUBLIC
STATE OF TEXAS
My Comm. Exp. 5-29-2005

Dora H. Duarte
Notary Public in the State of Texas

THE STATE OF TEXAS §

COUNTY OF MIDLAND §

This instrument was acknowledged before me on February 1, 2002 by Jon M. Morgan as Trustee of the Jon M. Morgan Pension Plan.

DORA H. DUARTE
NOTARY PUBLIC
STATE OF TEXAS
My Comm. Exp. 5-29-2005

Dora H. Duarte
Notary Public in the State of Texas

THE STATE OF TEXAS §

COUNTY OF Dallas §

This instrument was acknowledged before me on 2/1, 2002 by Stephen J. Flanagan as Trustee of the Loyd M. Powell Children's Trust.

LaVerne H. Parker
Notary Public in the State of Texas

LAVERNE H. PARKER
Notary Public, State of Texas
My Commission Expires
March 26, 2005

THE STATE OF TEXAS §

COUNTY OF HOOD §

This instrument was acknowledged before me on 21st of May, 2002 by JEFFREY D. PARVIN, as C.E.O of Nathan Oil Partners LP.

STEVII MORRISON
NOTARY PUBLIC
STATE OF TEXAS
My Commission Expires 06-14-2003

Notary Public in the State of Texas